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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                                   8x8, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  282912 10 4
                   -----------------------------------------
                                (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)


                               Page 1 of 5 Pages

CUSIP NO.  282912 10 4             SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Joe Parkinson - S.S. ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          n/a
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,005,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,005,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               N/A
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,005,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.70%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 282912 10 4                                          Page 3 of 5 Pages

ITEM 1.

     (a)  NAME OF ISSUER  8X8, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          2445 Mission College Blvd.
          Santa Clara, CA 95054

ITEM 2.

     (a)  NAME OF PERSON FILING

          Joe Parkinson

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          2445 Mission College Blvd.
          Santa Clara, CA 95054

     (c)  CITIZENSHIP

          United States

     (d)  TITLE OF CLASS OF SECURITIES

          Common Stock

     (e)  CUSIP NUMBER

          282912 10 4

ITEM 3.   N/A

ITEM 4.

     (a)  AMOUNT BENEFICIALLY OWNED

          1,005,000 Common Shares held at 12/31/97

     (b)  PERCENT OF CLASS

          6.70%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

CUSIP No. 282912 10 4                                          Page 4 of 5 Pages

            (i)  Sole power to vote or to direct the vote              1,005,000
           (ii)  Shared power to vote or to direct the vote            N/A
          (iii)  Sole power to dispose or direct the disposition of    1,005,000
           (iv)  Shared power to dispose or direct the disposition of  N/A

ITEM 5.   N/A

ITEM 6.   N/A

ITEM 7.   N/A

ITEM 8.   N/A

ITEM 9.   N/A

CUSIP No. 282912 10 4                                          Page 5 of 5 Pages

ITEM 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   January 26, 1998
                                   _____________________________________________
                                                       Date

                                   /s/Joe Parkinson
                                   _____________________________________________
                                                     Signature

                                   Joe Parkinson
                                   _____________________________________________
                                                    Name/Title